Exhibit 4(i)


                       GUARANTEED MINIMUM WITHDRAWAL RIDER


CONTRACT NUMBER:         [SPECIMEN]
EFFECTIVE  DATE:         [JANUARY 1, 2003]


SUMMARY OF BENEFITS

This Rider Effective Date is the date this rider is issued for attachment to Your Contract/Certificate (hereinafter collectively referred to as Contract.) This rider is effective during the accumulation phase of the Contract. Loans will not be allowed under Your Contract once this rider is effective. This rider cannot be terminated by either You or Us after the Rider Effective Date, except when We begin paying a benefit under an Annuity/Income Option or if this Contract is assigned, at which time all benefits under this rider will terminate. Except where this rider provides otherwise, it is subject to all the conditions and limitations of the Contract.

This rider provides a guaranteed minimum withdrawal benefit that gives You the right to make periodic partial surrenders/withdrawals (hereinafter referred to as withdrawals) as described below, even if Your Contract Value reduces to zero. You have the right to "Reset" Your benefits under this rider at certain intervals as described under the section entitled "Reset of the RBB and AWB" section. We may modify the charge for this rider if you elect to Reset as described under the "Rider Charge" section.

RIDER EFFECTIVE DATE ANNIVERSARY

Definition: A Rider Effective Date Anniversary is defined as the yearly recurrence of the Rider Effective Date.

REMAINING BENEFIT BASE (RBB)

Definition: The Remaining Benefit Base at any time is the total guaranteed amount available for future partial withdrawals under this rider. However, at any time You may withdraw an amount up to Your Contract Value, subject to the provisions of this rider and your Contract.

At any time, Your RBB is subject to a maximum RBB of $1,000,000 without home office approval. Your RBB is determined/updated as described below:

Initial RBB
-----------
If this rider is effective on the Contract Date, then the initial RBB equals the initial Purchase Payment. If Rider Effective Date is later than the Contract Date, then the initial RBB equals 100% of the Contract Value on the Rider Effective Date, less any purchase payment credits received within the 12 months prior to the Rider Effective Date.

When a subsequent Purchase Payment is made
------------------------------------------
Upon each subsequent Purchase Payment, the RBB is recalculated to equal the sum of the RBB immediately prior to receipt of the subsequent Purchase Payment, plus 100% of the subsequent Purchase Payment not including purchase payment credits, if any. The Company reserves the right not to include subsequent Purchase Payments in the calculation of the RBB.

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When a partial withdrawal is made
---------------------------------
Whenever a partial withdrawal is made, the RBB will be equal to the amount determined in either (a) or (b) as follows:

     (a) If the total amount of all partial withdrawals taken since the most recent Rider Effective Date Anniversary, including the current partial withdrawal, is equal to or less than the AWB immediately prior to the partial withdrawal, the RBB will be recalculated to equal the RBB immediately prior to the partial withdrawal, less the amount of the partial withdrawal.

     (b) If the total amount of all partial withdrawals taken since the most recent Rider Effective Date Anniversary, including the current partial withdrawal, exceeds the AWB immediately prior to the withdrawal, the RBB will be recalculated by reducing it by a Partial Withdrawal Reduction as described below:

               The Partial Withdrawal Reduction is equal to 1) the RBB in effect immediately prior to the reduction for the partial withdrawal, multiplied by 2) the amount of the partial withdrawal divided by
               3) the Contract Value immediately prior to the partial withdrawal, less any purchase payment credits received within the 12 months prior to that withdrawal.

               If the total partial withdrawals since the most recent Rider Effective Date Anniversary are in excess of any free withdrawal allowance under the Contract, but less than or equal to the AWB, then any applicable deferred sales charge/amount deducted on surrender will be waived on these partial withdrawals.

For purposes of this rider, the term "partial withdrawal" includes any applicable contingent deferred sales charges/amounts deducted on surrender and taxes.

ANNUAL WITHDRAWAL BENEFIT (AWB)

Definition: the Annual Withdrawal Benefit is the maximum amount available for withdrawal in each 12 month period beginning on the Rider Effective Date, without incurring a Partial Withdrawal Reduction to the AWB. If You choose to receive only a portion of, or none of, your AWB in any given 12 month period since the Rider Effective Date, Your AWB will not be increased, as the AWB is not cumulative from year to year.

Your AWB is established at the following times:

Initial AWB:
------------
Your initial AWB will be determined at the time of the first partial withdrawal taken under the Contract. Your initial AWB will equal 10% of the RBB immediately prior to the first partial withdrawal, if the first partial withdrawal is taken on or after the third Rider Effective Date Anniversary. The initial AWB will equal 5% of Your RBB immediately prior to the first partial withdrawal, if the first partial withdrawal is taken prior to the third Rider Effective Date Anniversary.


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When a subsequent Purchase Payment is made:
-------------------------------------------
Upon each subsequent Purchase Payment after the first partial withdrawal, the AWB is recalculated to equal the sum of the AWB immediately prior to receipt of the subsequent Purchase Payment, plus a percentage of the subsequent Purchase Payment. The percentage of the subsequent purchase payment will equal the percentage of the RBB (5% or 10%) used in determining the initial AWB. We will not include the subsequent Purchase Payment in the calculation of the AWB, if that payment is not included in the calculation of the RBB.

When a partial withdrawal is made:
----------------------------------
Whenever a partial withdrawal is made, the AWB will be equal to the amount determined in either (c) or (d) as follows:

     (c) If the total amount of all partial withdrawals taken since the most recent Rider Effective Date Anniversary, including the current partial withdrawal, is equal to or less than the AWB immediately prior to the partial withdrawal, the AWB will not be recalculated.

     (d) If the total amount of partial withdrawals taken since the most recent Rider Effective Date Anniversary, including the current partial withdrawal, exceeds the AWB immediately prior to the withdrawal, the AWB will be recalculated by reducing it by a Partial Withdrawal Reduction as described below:

               The Partial Withdrawal Reduction is equal to 1) the AWB in effect immediately prior to the reduction for the partial withdrawal, multiplied by 2) the amount of the partial withdrawal divided by
               3) the Contract Value immediately prior to the partial withdrawal, less any purchase payment credits received within the 12 months prior to that withdrawal.

RESET OF THE RBB AND AWB

At the times determined below, You may elect in a written form acceptable to Us to Reset the RBB and the AWB as follows:

RBB Reset
---------
Beginning on the 5th Rider Effective Date Anniversary, You have the option to reset (hereinafter referred to as the Reset) the RBB to an amount equal to 100% of the then current Contract Value, less any purchase payment credits received within the 12 months prior to the Reset Date. Once a Reset has been elected, another Reset may not be elected until on or after the 5th anniversary of the latest Reset Date. During the time that You are eligible to elect a Reset, We may allow You to Reset Your RBB only on a Rider Effective Date Anniversary.

AWB Reset
---------
Upon Reset, the AWB will be recalculated as a percentage of the Reset RBB value. The percentage will equal the percentage of the RBB (5% or 10%) used in determining the initial AWB.

When a partial withdrawal is made after a Reset
-----------------------------------------------
Whenever a partial withdrawal is made after a Reset, the recalculation of the RBB and AWB as described above will be modified by substituting the "most recent Reset Date Anniversary" in place of the "most recent Rider Effective Date Anniversary." The Reset Date Anniversary is defined as the yearly recurrence of the Reset Date.

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CONTRACT VALUE REDUCES TO ZERO

If Your Contract Value reduces to zero, and the RBB is greater than zero, the AWB will continue to be paid to You until the RBB is reduced to zero. The total annual payment(s) will equal the AWB, but will not exceed the RBB.

All other rights under Your Contract cease, and We will no longer accept subsequent Purchase Payments. All optional endorsements are terminated without value. Upon Your death, Your Beneficiary(s) will receive the remaining scheduled payments. No other death benefit or Enhanced Stepped-Up Provision (if any) will be paid.

RIDER CHARGE

The charge for this rider is a daily charge equivalent to an annual charge of 0.40% (assuming a 365-day year) of the daily value of the underlying funds, subject to a guaranteed maximum charge of 1.00%. The charge for this Rider may change if You elect to Reset the RBB. However, the rider charge will never exceed the guaranteed maximum charge. If the RBB is not Reset by the Contract Owner, the charge established on the Rider Effective Date will not change. The charge for this rider will be discontinued once We begin paying a benefit under an Annuity/Income Option or if this Contract is assigned.

CONTRACT CONTINUATION BY SURVIVING SPOUSE OR BENEFICIARY

If the surviving spouse or Beneficiary continues the Contract under the provisions of Spousal or Beneficiary Continuation provisions, if any, and this rider is effective at the time of continuation, then the same terms/conditions that applied to the Owner under this rider would continue to apply to the surviving spouse/Beneficiary who continued the Contract.

EFFECT ON THE DEATH BENEFIT

Except as described above under the "Contract Continuation by Surviving Spouse or Beneficiary provision," the provisions of this Rider will terminate upon the death of the Owner and the death benefit amount will be determined under the death benefit provisions of the Contract. However, if Your Contract provides for a death benefit amount that is the greatest of multiple benefits including the Adjusted Purchase Payment, the Adjusted Purchase Payment provision is deleted and replaced with "total Purchase Payments made to the Contract, less any prior withdrawals."


                             /s/ George C. Kokulis

                                    President